As filed with the Securities and Exchange Commission on December 23, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EXODUS MOVEMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-3548560 (I.R.S. Employer Identification No.)

15418 Weir St. #333

Omaha, NE 68137

(Address of Principal Executive Offices, Zip Code)

Exodus Movement, Inc. 2019 Equity Incentive Plan

Exodus Movement, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

James Gernetzke

Chief Financial Officer and Corporate Secretary

Exodus Movement, Inc.

15418 Weir St. #333

Omaha, NE 68137

(833) 992-2566

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas Kim

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue N.W.

Washington, D.C. 20036

(202) 887-3550

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers (i) 1,973,290 shares of Class A common stock, par value $0.000001 per share (the “Class A Common Stock”), of Exodus Movement, Inc. (the “Registrant”) to be issued pursuant to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 928,016 shares of Company’s Class B common stock, par value $0.000001 per share (the “Class B Common Stock”), issuable pursuant to stock options outstanding under the Exodus Movement, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and 928,016 shares of Class A Common Stock issuable upon conversion, on a one-for-one basis, of such Class B Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information required by Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)
the Registrant’s Registration Statement on Form 10 filed with the Commission on February 28, 2024, as amended by Amendment No. 1 filed with the Commission on May 1, 2024, by Amendment No. 2 filed with the Commission on July 10, 2024, by Amendment No. 3 filed with the Commission on August 27, 2024, by Amendment No. 4 filed with the Commission on October 10, 2024, by Amendment No. 5 filed with the Commission on November 13, 2024, and by Amendment No. 6 filed with the Commission on November 27, 2024;
(b)
the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024 filed on May 16, 2024, for the quarter ended June 30, 2024 filed on August 12, 2024 and for the quarter ended September 30, 2024 filed on November 13, 2024; and
(c)
the description of the Class A Common Stock contained under “Description of Registrant’s Securities to be Registered” included in Amendment No. 6 to the Registrant’s Registration Statement on Form 10 filed with the Commission on November 27, 2024, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

See the description of the Class B Common Stock contained under “Description of Registrant’s Securities to be Registered” included in Amendment No. 6 to the Registrant’s Registration Statement on Form 10 filed with the Commission on November 27, 2024, including any amendment or report filed for the purpose of updating such description.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the DGCL. In addition, the Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As permitted by the DGCL, the Registrant has included an indemnification provision within a signed offer letter for all board member hires that requires the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors. The Registrant also maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of Exodus Movement, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Form 10 filed May 1, 2024).
4.2	Amended and Restated Bylaws of Exodus Movement, Inc. (incorporated by reference to Exhibit 2.2 to the Registrant’s Form 1-A filed April 8, 2021).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Exodus Movement, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 6.7 to the Registrant’s Form 1-K filed March 7, 2022).
99.2	Exodus Movement, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 6.1 to the Registrant’s Form 1-A filed April 8, 2021).
99.3*	Form of Stock Option Grant Notice and Option Agreement under the Exodus Movement, Inc. 2019 Equity Incentive Plan.
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska, on this 23th day of December 2024.

EXODUS MOVEMENT, INC.

By:	/s/ Jon Paul Richardson
Name:	Jon Paul Richardson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jon Paul Richardson, James Gernetzke and Veronica McGregor, jointly and severally, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jon Paul Richardson Jon Paul Richardson	Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2024
/s/ James Gernetzke James Gernetzke	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	December 23, 2024
/s/ Margaret Knight Margaret Knight	Director	December 23, 2024
/s/ Carol MacKinlay Carol MacKinlay	Director	December 23, 2024
/s/ Tyler Skelton Tyler Skelton	Director	December 23, 2024
/s/ Daniel Castagnoli Daniel Castagnoli	Director	December 23, 2024